0006459866

STATE OF IDAHO

Office of the secretary of state, Phil McGrane

ARTICLES OF AMENDMENT (CORPORATION)

Idaho Secretary of State
PO Box 83720
Boise, ID 83720-0080
(208) 334-2301
Filing Fee: $30.00

For Office Use Only

-FILED-

File #: 0006459866

Date Filed: 9/29/2025 1:24:18 PM

B1053-1458 09/29/2025 1:24 PM Received by Office of the Idaho Secretary of State

Articles of Amendment (Corporation)

Select one: Standard, Expedited or Same Day Service (see descriptions below)	Standard (filing fee $30)

Existing Record Information

The current name of the corporation is:	PCS EDVENTURES!, INC.
The file number of this entity on the records of the Idaho Secretary of State is:	0000330666
Entity Type:	General Business Corporation (D)
Entity Subtype:	General Business Corporation

Corporation Name

Change Corporation Name?	I do not want to change the name of the corporation

Purpose

If this corporation is a Benefit Corporation, Insurance Company or Trust, select here:	Not Applicable

The number of shares the corporation is authorized to issue:

125,000,000

The mailing address of the corporation shall be:

MIKE BLEDSOE
941 S INDUSTRY WAY
MERIDIAN, ID 83642-4817

Officer and/or Director Names and Addresses

Full Name	Title	Address
Michael J Bledsoe	President	MICHAEL BLEDSOE 941 S INDUSTRY WAY MERIDIAN, ID 83642
Todd R. Hackett	Director	TODD HACKETT 1923 WILDWOOD LN MUSCATINE, IA 52761
Sean P Iddings	Director	SEAN IDDINGS 35 BANK ST. NEWFILED, NY 14867

The date of adoption of the amendment(s) was:

Date of Adoption:	09/26/2025

Manner of Adoption:

Select one:	Approval by the shareholders is required and the shareholders duly approved the amendment(s) as required by either Title 30, Chapters 20, 21, and 29, Idaho Code or by the Articles of Incorporation.

The Articles of Amendment must be signed by the presiding officer of the board of directors or by an officer of the corporation.

Michael J. Bledsoe
Sign Here

09/29/2025
Date

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